UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	July 20, 2009

QUADRA PROJECTS INC.
(Exact name of registrant as specified in its chapter)

NEVADA	000-53156	450588917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

6130 Elton Avenue, Las Vegas, Nevada		89107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		1-888-597-8899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))
( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

As used in this current report, the terms “we”, “us”, “our” and the “Company” refer to Quadra Projects Inc.

Item 1.01. Entry into a Material Definitive Agreement Entry into Distribution Agreement

The Company’s wholly owned subsidiary, Quadra Energy Systems Inc. (“QES”), a Belize corporation, entered into a material agreement dated the 20th day of July 2009 with Fanta International Enterprises (Canada) Inc. (“Fanta”) wherein Fanta was appointed as exclusive distributor for QES’s QES2000 Units in China, Hong Kong and Macau (the “Territory”), for a term of 2 years which such term could be extended for an additional 2 year term, provided that Fanta achieves its minimum purchase requirements of one QES2000 Unit in year 1, three QES2000 Units in year 2 and ten QES2000 Units in years 3 and year 4. Thereafter any renewal terms would be subject to mutually acceptable terms, provided however if the parties fail to agree on terms of any renewal, then QES shall have right to determine the conditions of any subsequent renewal. Provided however, nothing contained herein shall prohibit or restrict QES or its affiliated companies to be incorporated in Taiwan, or its affiliated companies from establishing their own or joint venturing with third parties a total maximum of ten QES waste to energy system plants in the Territory.

The agreement provides that Fanta can appoint a network of sub-distributors in the Territory to assist Fanta in the sales and servicing required of QES2000 Units in the Territory. The Agreement further provides Fanta shall establish a full service distribution and parts center, service maintenance team, sales team to support the sales of QES2000 waste to energy Units in the Territory and to jointly promote the marketing of QES2000 Units with QES.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRA PROJECTS INC.

Date : July 20, 2009	By : /s/ Claude Diedrick
Claude Diedrick,
President and CEO